Amanda L. Engles Promoted to Executive Vice President and Chief Financial Officer of CB Financial Services, Inc.

WASHINGTON, PA., January 27, 2026 -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”), today announced that Amanda L. Engles has been promoted to Executive Vice President and Chief Financial Officer of the Company, effective January 21, 2026. Ms. Engles most recently served as Interim Chief Financial Officer of the Company and served as Senior Vice President and Chief Financial Officer of the Bank, positions she assumed in February 2025. She joined Community Bank in March 2023 as Senior Vice President – Director of Accounting.
“Amanda's deep expertise in finance and her performance in the CFO role over the past year have been outstanding. Her strategic vision and commitment to our organization make this promotion a natural progression, and we're confident in her ability to guide our financial future,” said John H. Montgomery, President and CEO.
Ms. Engles brings over 22 years of financial leadership from the banking sector. Prior to Community Bank, she served as Senior VP & Chief Financial Officer of Emclaire Financial Corp and The Farmers National Bank of Emlenton from 2017 to 2023. Her earlier tenure at The Farmers National Bank of Emlenton spanned from 2004 to 2017, where she held progressively senior roles including Vice President and Controller, Principal Accounting Officer, Treasurer, and Chief Financial Officer. She holds an MBA and a Bachelor of Science in Business Administration with a concentration in Accounting from Clarion University of Pennsylvania.
About CB Financial Services, Inc.
CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates its branch network in southwestern Pennsylvania and West Virginia. Community Bank offers a broad array of retail and commercial lending and deposit services.
For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.cb.bank.
Statement About Forward-Looking Statements
Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, general and local economic conditions, changes in market interest rates, deposit flows, demand for loans, real estate values and competition, competitive products and pricing, the ability of our customers to make scheduled loan payments, loan delinquency rates and trends, our ability to manage the risks involved in our business, our ability to control costs and expenses, inflation, market and monetary fluctuations, changes in federal and state legislation and regulation applicable to our business, actions by our competitors, and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.
Company Contact:
John H. Montgomery
President and Chief Executive Officer
Phone: (724) 223-8317